Exhibit 10.1
[Treasury Department Letterhead]

January 14, 2021

The Honorable Mark A. Calabria
Director
Federal Housing Finance Agency
400 7th Street, SW
Washington, DC 20219

Dear Director Calabria:

Reference is made to the Amended and Restated Preferred Stock Purchase Agreement dated as of September 26, 2008, as amended (the Agreement), between the United States Department of the Treasury (Treasury) and the Federal National Mortgage Association (the Enterprise), acting through the Federal Housing Finance Agency as its Conservator, and the Amended and Restated Certificate of Designation (the Certificate) executed pursuant to the Agreement. Capitalized terms used herein without definition have the meanings assigned to them in the Agreement and the Certificate.

In the Agreement, Treasury committed itself to provide to the Enterprise, on the terms and conditions provided in the Agreement, immediately available funds in an amount determined from time to time as provided in the Agreement, but in no event in an aggregate amount exceeding $100,000,000,000. In consideration for Treasury’s commitment, the Enterprise agreed to sell, and did sell, to Treasury 1,000,000 shares of senior preferred stock, in the form of Variable Liquidation Preference Senior Preferred Stock of the Enterprise with terms set forth in the Certificate, and an initial liquidation preference equal to $1,000 per share.

The Agreement provides that the aggregate liquidation preference of the outstanding shares of senior preferred stock shall be automatically increased by an amount equal to the amount of each draw under Treasury’s funding commitment, and the Certificate originally provided that the senior preferred stock shall accrue dividends at the annual rate per share equal to 10 percent on the then-current liquidation preference.

Treasury and the Enterprise have heretofore entered into:

(a)the Amendment dated as of May 6, 2009, to the Agreement, in which Treasury and the Enterprise increased to $200,000,000,000 the maximum aggregate amount permitted to be provided to the Enterprise under the Agreement, and amended the terms of the Agreement in certain other respects;

(b) the Second Amendment dated as of December 24, 2009, to the Agreement, in which
Treasury and the Enterprise modified the maximum aggregate amount permitted to be provided to the Enterprise under the Agreement, as previously amended, by replacing the fixed maximum aggregate amount with the new formulaic maximum amount specified therein, and amended the terms of the Agreement, as previously amended, in certain other respects;

(c) the Third Amendment (Third Amendment) dated as of August 17, 2012, to the Agreement, in which Treasury and the Enterprise agreed that the Enterprise would modify the dividend rate provision set forth in the Certificate, and amended the terms of the Agreement, as previously amended, in certain other respects;

(d) the letter agreement dated as of December 21, 2017, in which Treasury and the Enterprise agreed that the Enterprise would further amend the dividend rate provision set forth in the Certificate to establish an Applicable Capital Reserve Amount of $3,000,000,000, such that dividends are payable only if, and in the amount by which, the Dividend Amount, as previously amended, exceeds the Applicable Capital Reserve Amount, and to increase the liquidation preference of the outstanding shares of senior preferred stock by an equal amount; and

(e) the letter agreement dated as of September 27, 2019 (the Second Letter Agreement), in which Treasury and the Enterprise agreed that the Enterprise would further amend the dividend rate provision set forth in the Certificate to establish an Applicable Capital Reserve Amount of $25,000,000,000, such that dividends are payable only if, and in the amount by which, the Dividend Amount, as previously amended, exceeds the Applicable Capital Reserve Amount; to increase the liquidation preference of the outstanding shares of senior preferred stock by $22,000,000,000; and to negotiate and execute an additional amendment to the Agreement that further enhances taxpayer protections by adopting covenants broadly consistent with recommendations for administrative reform contained in Treasury’s September 2019 Housing Reform Plan.

Treasury and the Enterprise are each authorized to enter into this letter agreement further amending the Certificate by modifying the dividend and liquidation preference provisions of the senior preferred stock sold by the Enterprise to Treasury. Therefore, for and in consideration of the mutual agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Treasury and the Enterprise agree as follows:

I. Amendments to Section 1 (Adding Definitions for Certain Defined Terms)

Section 1 of the Agreement is hereby amended by inserting in the appropriate places in alphabetical order the following:

“Capital Reserve End Date” means the last day of the second consecutive fiscal quarter during which Seller has had and maintained capital equal to or in excess of all of the capital requirements and buffers under the Enterprise Regulatory Capital Framework.

“Enterprise Regulatory Capital Framework” means the rule published by the Agency in the Federal Register on December 17, 2020, 85 Fed. Reg. 82150 (to be codified at 12 CFR pt. 1240).

“Litigation End Date” means the date on which all litigation pending as of January 14, 2021, against Purchaser, Seller, or the United States or any of its agencies or officers arising out of or in connection with the placement of Seller into conservatorship and/or the Third Amendment, other than litigation that presents a maximum total aggregate potential monetary exposure of less than $5 billion, has been (a) resolved in a final non-appealable judgment or (b) settled with prejudice and Seller has indemnified Purchaser and the United States from and against any loss, cost, or damage of any kind arising out of such placement into conservatorship or the Third Amendment.

“Multifamily Mortgage Asset” means a Mortgage Asset that is or is secured by a property comprising five or more family dwelling units.

“Single-Family Mortgage Loan” means a conventional mortgage (as defined in the Charter Act) secured by property comprising one- to four-family dwelling units.

II. Applicable Capital Reserve Amount

Section 10(g)(ii) of the Certificate provides that the consent of Treasury, as the holder of at least two-thirds of the outstanding shares of Senior Preferred Stock, is necessary to authorize any amendment of the Certificate affecting the interests of the holders. Treasury and the Enterprise agree that the Enterprise will either amend the Certificate, or issue a replacement Certificate, in either case so that, effective as of December 31, 2020:

Paragraph 2(a) reads as follows:

(a)     For each Dividend Period from the date of the initial issuance of the Senior Preferred Stock through and including December 31, 2012, holders of outstanding shares of Senior Preferred Stock shall be entitled to receive, ratably, when, as and if declared by the Board of Directors, in its sole discretion, out of funds legally available therefor, cumulative cash dividends at the annual rate per share equal to the then-current Dividend Rate on the then-current Liquidation Preference. For each Dividend Period from January 1, 2013 through and including the Capital Reserve End Date, holders of outstanding shares of Senior Preferred Stock shall be entitled to receive, ratably, when, as and if declared by the Board of Directors, in its sole discretion, out of funds legally available therefor, cumulative cash dividends in an amount equal to the then-current Dividend Amount. For each Dividend Period after the Capital Reserve End Date, holders of outstanding shares of Senior Preferred Stock shall be entitled to receive, ratably, when, as and if declared by the Board of Directors, in its sole discretion, out of funds legally available therefor, cumulative cash dividends in an amount equal to the then-current Dividend Amount. Dividends on the Senior Preferred Stock shall accrue from but not including the date of the initial issuance of the Senior Preferred Stock and will be payable in arrears when, as and if declared by the Board of Directors quarterly on March 31, June 30, September 30 and December 31 of each year (each, a “Dividend Payment Date”), commencing on December 31, 2008. If a Dividend Payment Date is not a “Business Day,” the related dividend will be paid not later than the next Business Day with the same force and effect as though paid on the Dividend Payment Date, without any increase to account for the period from such Dividend Payment Date through the date of actual payment. “Business Day” means a day other than (i) a Saturday or Sunday, (ii) a day on which New York City banks are closed, or (iii) a day on which the offices of the Company are closed.

If declared, the initial dividend will be for the period from but not including the date of the initial issuance of the Senior Preferred Stock through and including December 31, 2008. Except for the initial Dividend Payment Date, the “Dividend Period” relating to a Dividend Payment Date will be the period from but not including the preceding Dividend Payment Date through and including the related Dividend Payment Date. For each Dividend Period from the date of the initial issuance of the Senior Preferred Stock (other than a Dividend Period from January 1, 2013 through and including the Capital Reserve End Date), the amount of dividends payable on the initial Dividend Payment Date or for any Dividend Period (other than a Dividend Period from January 1, 2013 through and including the Capital Reserve End Date), that is not a full calendar quarter shall be computed on the basis of 30-day months, a 360-day year and the actual number of days elapsed in any period of less than one month. For the avoidance of doubt, for each Dividend Period from the date of the initial issuance of the Senior Preferred Stock (other than a Dividend Period from January 1, 2013 through and including the Capital Reserve End Date), in the event that the Liquidation Preference changes in the middle of a Dividend Period, the amount of dividends payable on the Dividend Payment Date at the end of such Dividend Period shall take into account such change in Liquidation Preference and shall be computed at the Dividend Rate on each Liquidation Preference based on the portion of the Dividend Period that each Liquidation Preference was in effect.

Paragraph 2(c) reads as follows:

(c)     For each Dividend Period from the date of the initial issuance of the Senior Preferred Stock through and including December 31, 2012, “Dividend Rate” means 10.0 percent; provided, however, that if at any time the Company shall have for any reason failed to pay dividends in cash in a timely manner as required by this Certificate, then immediately following such failure and for all Dividend Periods thereafter until the Dividend Period following the date on which the Company shall have paid in cash full cumulative dividends (including any unpaid dividends added to the

Liquidation Preference pursuant to Section 8) the “Dividend Rate” shall mean 12.0 percent.
For each Dividend Period from January 1, 2013, through and including the Capital Reserve End Date, the “Dividend Amount” for a Dividend Period means the amount, if any, by which the Net Worth Amount at the end of the immediately preceding fiscal quarter, less the Applicable Capital Reserve Amount for such Dividend Period, exceeds zero. In each case, “Net Worth Amount” means (i) the total assets of the Company (such assets excluding the Commitment and any unfunded amounts thereof) as reflected on the balance sheet of the Company as of the applicable date set forth in this Certificate, prepared in accordance with GAAP, less (ii) the total liabilities of the Company (such liabilities excluding any obligation in respect of any capital stock of the Company, including this Certificate), as reflected on the balance sheet of the Company as of the applicable date set forth in this Certificate, prepared in accordance with GAAP. “Applicable Capital Reserve Amount” means, as of any date of determination, (A) for each Dividend Period from January 1, 2013, through and including December 31, 2013, $3,000,000,000; (B) for each Dividend Period occurring within each 12-month period thereafter, through and including December 31, 2017, $3,000,000,000 reduced by $600,000,000 for each such 12-month period, so that for each Dividend Period from January 1, 2017, through and including December 31, 2017, the Applicable Capital Reserve Amount shall be $600,000,000; (C) for each Dividend Period from January 1, 2018, through and including June 30, 2019, $3,000,000,000; (D) for each Dividend Period from July 1, 2019, through and including September 30, 2020, $25,000,000,000; and (E) for each Dividend Period from October 1, 2020, through and including the Capital Reserve End Date, the amount of adjusted total capital necessary to meet the capital requirements and buffers set forth in the Enterprise Regulatory Capital Framework (as defined in the Preferred Stock Purchase Agreement, as amended). Notwithstanding the foregoing, for each Dividend Period from January 1, 2018, and thereafter, following any Dividend Payment Date with respect to which the Board of Directors does not declare and pay a dividend or declares and pays a dividend in an amount less than the Dividend Amount, the Applicable Capital Reserve Amount shall thereafter be zero. For the avoidance of doubt, if the calculation of the Dividend Amount for a Dividend Period does not exceed zero, then no Dividend Amount shall accrue or be payable for such Dividend Period and no reduction in the Applicable Capital Reserve Amount shall be made.
For each Dividend Period after the Capital Reserve End Date (as defined in the Preferred Stock Purchase Agreement, as amended), “Dividend Amount” means an amount equal to the lesser of 10.0 percent per annum on the then-current Liquidation Preference and a quarterly amount equal to the increase in the Net Worth Amount, if any, during the immediately prior fiscal quarter; provided, however, that if at any time the Company shall have for any reason failed to pay dividends in cash in a timely manner as required by this Certificate, then immediately following such failure and for all Dividend Periods thereafter until the Dividend Period following the date on which the Company shall have paid in cash full cumulative dividends (including any unpaid dividends added to the Liquidation Preference pursuant to Section 8) the “Dividend Amount” shall mean an amount equal to 12.0 percent per annum on the then-current Liquidation Preference.

Paragraph 4(a) reads as follows:

(a)    If the Company shall issue any shares of capital stock (including without limitation common stock or any series of preferred stock) other than issuances of common stock with aggregate gross proceeds of up to $70 billion in exchange for cash at any time while the Senior Preferred Stock is outstanding, then the Company shall, within 10 Business Days, use the proceeds of such issuance net of the direct costs relating to the issuance of such securities (including, without limitation, legal, accounting and investment banking fees) to pay down the Liquidation Preference of all outstanding shares of Senior Preferred Stock pro rata, out of funds legally available therefor, by making a payment in cash to the holders of record of outstanding shares of the Senior Preferred Stock as they appear in the books and records of the Company on such record date as shall be fixed in advance by the Board of Directors, not to be earlier than 45 days nor later than 10 days preceding the date fixed for the payment, with such payment first being used to reduce any accrued and unpaid dividends previously added to the Liquidation Preference pursuant to Section 8 below and, to the extent all such accrued and unpaid dividends have been paid, next being used to reduce any Periodic Commitment Fees (as defined in the Preferred Stock Purchase Agreement referred to in Section 8 below) previously added to the Liquidation Preference pursuant to Section 8 below; provided that, prior to the termination of the Commitment (as defined in the Preferred Stock Purchase Agreement referred to in Section 8 below), the Liquidation Preference of each share of Senior Preferred Stock shall not be paid down below $1,000 per share.

III. Increase in Liquidation Preference

The Enterprise and Treasury agree that, in addition to any adjustments required by Sections 2(b) and 8(b)(iii) of the Certificate, as of December 31, 2020, and at the end of each fiscal quarter thereafter, through and including the Capital Reserve End Date, the Liquidation Preference shall be increased by an amount equal to the increase in the Net Worth Amount, if any, during the immediately prior fiscal quarter.

IV. Amendment to Section 3.2 (Relating to the Periodic Commitment Fee)

Section 3.2(d) of the Agreement is hereby amended to read as follows:

(d)    Notwithstanding anything to the contrary in paragraphs (a), (b), or (c) above, and in consideration of the modifications made to the Senior Preferred Stock effective September 30, 2012 and December 31, 2020, for each quarter commencing January 1, 2013, and continuing until the Capital Reserve End Date, no Periodic Commitment Fee shall be set, accrue, or be payable. Not later than the Capital Reserve End Date, the amount of the Periodic Commitment Fee with respect to the five-year period commencing on the first January 1 thereafter shall be mutually agreed by

Purchaser and Seller, subject to their reasonable discretion and in consultation with the Chairman of the Federal Reserve.

V. Amendment to Section 5.2 (Relating to Issuance of Capital Stock)

Section 5.2 of the Agreement is hereby amended to read as follows:

5.2. Issuance of Capital Stock. Seller shall not, and shall not permit any of its subsidiaries to, in each case without the prior written consent of Purchaser, sell or issue Equity Interests of Seller or any of its subsidiaries of any kind or nature, in any amount, other than (i) the sale and issuance of the Senior Preferred Stock and Warrant on the Effective Date and the common stock subject to the Warrant upon exercise thereof, (ii) as required by (and pursuant to) the terms of any binding agreement as in effect on September 7, 2008, and (iii) following the occurrence of both (A) Purchaser’s exercise in full of the Warrant and (B) the Litigation End Date, the issuance of common stock of Seller ranking junior to or pari passu with the Common Stock (as defined in the Warrant) as to voting rights, dividends, and distributions, including distributions upon dissolution, liquidation, or winding up of Seller. For the avoidance of doubt, Seller shall not, and shall not permit any of its subsidiaries to, in each case without the prior written consent of Purchaser, sell or issue any Indebtedness, securities, or other rights or interests convertible into or exchangeable for Equity Interests of Seller or any of its subsidiaries.

VI. Amendment to Section 5.3 (Relating to Conservatorship)

Section 5.3 of the Agreement is hereby amended to read as follows:

5.3. Conservatorship.

(a) Seller shall not, without the prior written consent of Purchaser, terminate, seek termination of or (except in connection with a termination permitted under Section 5.3(b)) permit to be terminated the conservatorship of Seller pursuant to Section 1367 of the FHE Act, other than in connection with a receivership pursuant to Section 1367 of the FHE Act.

(b) Conservator, by its signature below, agrees that it shall not, without the prior written consent of Purchaser, terminate, seek termination of or permit to be terminated the conservatorship of Seller pursuant to Section 1367 of the FHE Act, other than in connection with a receivership pursuant to Section 1367 of the FHE Act, unless, following the Litigation End Date, Seller for two or more consecutive calendar quarters has and maintains “common equity tier 1 capital” (as defined in the Enterprise Regulatory Capital Framework) that (together with any stockholder equity that would result from the consummation of a firm commitment public underwritten offering for the common stock of Seller as set forth in an underwriting agreement with one or more broker-dealers reasonably acceptable to Purchaser, which is fully consummated concurrently with the termination of the conservatorship) is in an amount not less than 3 percent of Seller’s

“adjusted total assets” (as defined in the Enterprise Regulatory Capital Framework). For the avoidance of doubt, for purposes of this paragraph common equity tier 1 capital shall not include the Senior Preferred Stock.

VII. Amendment to Section 5.7 (Relating to Mortgage Assets)

Section 5.7 of the Agreement is hereby amended to read as follows:

5.7. Mortgage Assets. Seller shall not own, as of any applicable date, Mortgage Assets, in excess of (i) on December 31, 2020, $250 billion (ii) on December 31, 2021, $250 billion, or (iii) on December 31, 2022, and thereafter, $225 billion. For purposes of this section 5.7, interest-only securities shall be measured at 10 percent of their notional value, and other Mortgage Asset balances or amounts shall be measured at unpaid principal balance.

The definition of Mortgage Assets in Section 1 of the Agreement is hereby amended by deleting the following:

“Mortgage Asset balances or amounts shall be measured at unpaid principal balance for purposes of Section 5.7 only.”

VIII. Amendment to Section 5 (Adding New Sections 5.12, 5.13, 5.14, and 5.15)

Section 5 of the Agreement is hereby amended by inserting after section 5.11 the following:

5.12. Equitable Access to the Secondary Market. Seller shall:

(a) not vary the pricing or any other term of the acquisition by Seller of any Single-Family Mortgage Loan (including by granting any variance) based on the size, charter type, or volume of business of the seller of such loan;

(b) offer to purchase at all times, for equivalent cash consideration (subject to an appropriate adjustment for the value of any servicing rights retained by an approved seller-servicer and also for the cost of bearing or otherwise managing any incremental credit, market, operational, liquidity, or other risk associated with the cash window), and on substantially the same pricing and other terms, any Single-Family Mortgage Loan that:
(i)    is of a class of Single-Family Mortgage Loans that Seller then offers to acquire for Seller-guaranteed mortgage-backed securities or other non-cash consideration;

(ii)     is offered for sale to Seller by a seller that has been approved to do business with Seller; and

(iii)    has been originated and sold in compliance with any underwriting or other similar restrictions prescribed by Seller or the Agency;

(c) beginning on January 1, 2022, and thereafter, not acquire for cash consideration from any single seller (together with its Affiliates and any other Persons that it directly or indirectly controls, is controlled by, or is under common control with) during any period comprising four calendar quarters Single-Family Mortgage Loans with an unpaid principal balance in excess of $1.5 billion; and

(d) comply with any directives, regulations, restrictions, or other requirements prescribed by the Agency that implement this Section 5.12 or otherwise relate to equitable secondary market access by community lenders.

5.13. Multifamily Mortgage Purchase Activity.

(a) Seller shall not acquire more than $80 billion of Multifamily Mortgage Assets in any 52-week period. The Agency shall adjust the dollar amount of the limitation in the preceding sentence as of the end of each calendar year by a percentage equal to the percentage increase or decrease in the Consumer Price Index for Urban Wage Earners and Clerical Workers, as published by the Bureau of Labor Statistics, during such calendar year, rounded to the nearest multiple of $1,000.

(b) Seller shall ensure that at least 50 percent of the Multifamily Mortgage Assets acquired by Seller in any calendar year are, at the time of acquisition, classified as mission-driven pursuant to the Agency’s guidelines for mission-driven multifamily loans.

5.14. Acquisitions of Certain Loans.

(a) Seller shall not acquire a Single-Family Mortgage Loan if, following the acquisition, more than 3 percent of Single-Family Mortgage Loans that result from refinancing of an existing Single-Family Mortgage Loan, or 6 percent of Single-Family Mortgage Loans that do not result from refinancing of an existing Single-Family Mortgage Loan, in each case that have been acquired by Seller during the preceding 52-week period, would have two or more of the following characteristics:

(i)     the combined loan-to-value ratio at origination exceeds 90 percent;

(ii)     the ratio of the borrower’s total monthly obligations to total monthly income at origination exceeds 45 percent; or

(iii)     the representative credit score produced from software developed by Fair Isaac Corporation for the borrower at origination is lower than 680 (or an equivalent credit score derived from a credit score model validated and approved by Seller in accordance with 12 CFR § 1254.7).

(b) Seller shall limit its acquisitions of Single-Family Mortgage Loans secured by either investment properties or second homes to not more than 7 percent of the Single-Family Mortgage Loans acquired by Seller during the preceding 52-week period.

(c) Subject to such exceptions as the Agency may prescribe to permit Seller to acquire Single-Family Mortgage Loans that were eligible for acquisition as of January 14, 2021, Seller agrees to implement on or prior to July 1, 2021 a program reasonably designed to ensure that each Single-Family Mortgage Loan acquired by Seller is:

(i)     a qualified mortgage, as defined in 12 CFR § 1026.43(e)(2), (5), (6), (7), or (f);

(ii)     described in 12 CFR § 1026.43(a)(3);

(iii)     a Single-Family Mortgage Loan secured by an investment property, subject to Section 5.14(b);

(iv)     a refinancing with streamlined underwriting in accordance with the eligibility criteria for high loan-to-value refinancings set forth in Seller’s Selling Guide;

(v)     a Single-Family Mortgage Loan with temporary flexibilities for underwriting during times of exigent circumstances, as determined in consultation with the Agency; or

(vi)     a Single-Family Mortgage Loan secured by a manufactured housing.

5.15. Capital Covenant. Seller shall comply with the Enterprise Regulatory Capital Framework disregarding any subsequent amendment or other modifications to that rule.

IX. Commitment to Develop Proposal to Resolve Conservatorship

In order to ensure a path for Treasury to resolve its investment in the Enterprise in a manner that fairly compensates taxpayers for the support they have provided and continue to provide, Treasury, in consultation with the Agency, have begun work to establish a timeline and process to terminate the conservatorship and raise capital, including identifying any necessary legislation for reform of the Enterprise, and an analysis of the appropriate number of guarantors, including whether there should be one or multiple guarantors. In order to facilitate the exit from conservatorship, Treasury and the Enterprise commit to work to restructure Treasury’s investment and dividend amount in a manner that facilitates the orderly exit from conservatorship, ensures Treasury is appropriately compensated, and permits the Enterprise to raise third-party capital and make distributions as appropriate. Treasury, in consultation with the Agency, should endeavor to transmit a proposal that details this work to both Houses of Congress on or prior to September 30, 2021.

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                            Sincerely,

                            /s/ Steven T. Mnuchin
                            Steven T. Mnuchin

Agreed and Accepted:

Federal National Mortgage Association, by
Federal Housing Finance Agency, its Conservator

/s/ Mark A. Calabria
Mark A. Calabria
Director